                                               Exhibit 11


                 THE STANLEY WORKS AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER SHARE
                 (dollars and shares in thousands
                 except per share amounts)
                                       THIRD QUARTER ENDED   NINE MONTHS ENDED
                                        OCT 1     OCT 2       OCT 1    OCT 2
                                         1994      1993        1994     1993
 Earnings per common share:
  Weighted average shares outstanding   44,838    44,754      44,810   45,007
                                        ======    ======      ======   ======
  Earnings before cumulative effect of
    accounting change                  $32,153   $24,990     $91,483  $75,018
  Cumulative effect of accounting change
    for Postemployment Benefits                                        (8,489)
                                       -------   -------     -------  -------
   Net earnings                        $32,153   $24,990     $91,483  $66,529
                                       =======   =======     =======  =======
  Per share amounts:
    Before cumulative effect of
      accounting change                  $0.72     $0.56       $2.04    $1.67
    Cumulative effect of accounting change
      for Postemployment Benefits                                       (0.19)
                                       -------   -------     -------  -------
    Net earnings                         $0.72     $0.56       $2.04    $1.48
                                       =======   =======     =======  =======
 PRIMARY:
  Weighted average shares outstanding   44,838    44,754      44,810   45,007
  Dilutive common stock equivalents -
   based on the treasury stock method
   using average market price              557       655         580      733
                                       -------   -------     -------  -------
                                        45,395    45,409      45,390   45,740
                                       =======   =======     =======  =======
  Per share amounts:
   Before cumulative effect of
    accounting change for                $0.71     $0.55       $2.02    $1.64
   Cumulative effect of accounting change
    for Postemployment Benefits                                         (0.19)
                                       -------   -------     -------  -------
   Net earnings                          $0.71     $0.55       $2.02    $1.45
                                       =======   =======     =======  =======
 FULLY DILUTED:
  Weighted average shares outstanding   44,838    44,754      44,810   45,007
  Dilutive common stock equivalents -
   based on the treasury stock method
   using the quarter end market price
   if higher than average market price     557       655         585      759
                                        ------    ------      ------   ------
                                        45,395    45,409      45,395   45,766
                                        ======    ======      ======   ======
  Per share amounts:
   Before cumulative effect of
    accounting change                    $0.71     $0.55       $2.02     1.64
   Cumulative effect of accounting change
    for Postemployment Benefits                                         (0.19)
                                        ------    ------      ------   ------
   Net earnings                          $0.71     $0.55       $2.02    $1.45
                                        ======    ======      ======   ======

 Note: This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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